Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into as of April 24, 2014, by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company (“Landlord”), and RELYPSA, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Lease dated September 7, 2012, (the “Lease”), pursuant to which Tenant leases the entire building (the “Premises”) containing approximately 41,916 square feet of space and located at 700 Saginaw Drive, Redwood City, California 94063 (the “Building”).

B. Landlord and Tenant desire to amend the Lease on the terms and conditions set forth in this Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

2. Additional Improvement Allowance. Pursuant to the terms of Section 2.2 of the Tenant Work Letter attached to the Lease, Tenant shall be entitled to a one-time additional allowance prior to the second (2nd) anniversary of the full execution and delivery of the Lease, of up to $20.00 per RSF of the Premises (i.e., up to $838,320.00) (the “Additional Improvement Allowance”). Notwithstanding any provision to the contrary contained in the Lease, Landlord and Tenant hereby acknowledge and agree that Tenant utilized Eight Hundred Thirty-eight Thousand, Three Hundred Twenty and 00/100 Dollars ($ 838,320.00) of the Additional Improvement Allowance.

3. Additional Monthly Base Rent. Pursuant to the terms of Section 2.2 of the Work Letter, in the event Tenant utilizes all or any portion of the Additional Improvement Allowance, the monthly Base Rent for the Premises for the initial Lease Term shall be increased by an amount equal to the “Additional Monthly Base Rent”, as that term is defined in Section 2.2 of the Tenant Work Letter. Accordingly, due to Tenant’s use of the portion of the Additional Improvement Allowance set forth in Section 2 above, Landlord and Tenant hereby acknowledge and agree that the Base Rent schedule set forth in this Section 3 shall supersede and replace the Base Rent schedule set forth in Section 4 of the Summary of Basic Lease Information attached to the Lease, and therefore Tenant shall pay Base Rent for the Premises in accordance with the Lease, as amended, in the amounts set forth below throughout the Lease Term:

Lease Months		Annual Base Rent		Monthly Base Rent		Monthly Amortized TI Amount	Monthly Base Rent per RSF
1/1/13 - 12/31/13	**	$882,000.00	*	$73,500.00	*	$0.00	$2.45
1/1/14 - 4/30/14		$425,866.56		$106,466.64		$0.00	$2.54
5/1/14 - 12/13/14	***	$981,327.76		$106,466.64		$16,199.33	$2.93
1/1/15 - 12/31/15		$1,577,619.96		$115,269.00		$16,199.33	$3.14
1/1/16 - 12/31/16		$1,653,068.76		$121,556.40		$16,199.33	$3.29
1/1/17 - 12/31/17		$1,703,367.96		$125,748.00		$16,199.33	$3.39
1/1/18 - 12/31/18		$1,753,667.16		$129,939.60		$16,199.33	$3.49
1/1/19 - 12/31/19		$1,803,966.36		$134,131.20		$16,199.33	$3.59

*	Note that for the first twelve (12) months of the Lease Term, Tenant’s Base Rent obligation has been calculated as if the Premises contained only 30,000 rentable square feet of space. Such calculation shall not affect Tenant’s right to use the entire Premises, or Tenant’s obligations under this Lease with respect to the entire Premises, other than Tenant’s obligation to pay Tenant’s Share of Direct Expenses with respect to the Premises which shall be as provided in Section 6 of this Summary, all in accordance with the terms and conditions of this Lease.
**	Note: Notwithstanding the foregoing, Tenant shall have no obligation to pay any Base Rent, or Tenant’s Share of Direct Expenses, attributable to the first two (2) months of the Lease Term.
***	Note: Effective May 1, 2014, Tenant’s Base Rent above shall be increased to include the amortized Additional Tenant Improvement Allowance as provided in Section 2.2 of the Tenant Work Letter in an amount equal Sixteen Thousand One Hundred Ninety-nine and 33/00 Dollars ($16,199.33).

4. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).

5. No Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party. The terms of this section shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

6. Subordination. Landlord represents and warrants to Tenant that Landlord has not subjected the Project to any currently existing ground lease or to the lien of any mortgage or deed of trust.

7. No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

LANDLORD:		TENANT:

HCP LS REDWOOD CITY, LLC,		RELYPSA, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Jon Bergschneider	By:	/s/ Ronald Krasnow
	Jon Bergschneider	Name:	Ronald Krasnow
	Executive Vice President	Its:	General Counsel, SVP

		By:	/s/ Kristine Ball
		Name:	Kristine Ball
		Its:	Chief Financial Officer, SVP